Exhibit 99.1

Tweeter Home Entertainment Group Reports Sales and Expectations For Its Fourth Fiscal Quarter and Fiscal Year Ending September 30, 2003

•	Total Revenue flat at $183 million

•	Comparable store sales declined 6.8% for the quarter

•	Inventory management initiatives continue to drive inventory and debt levels down.

CANTON, MA, October 7, 2003 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced sales results for its fourth fiscal quarter ended September 30, 2003. Total revenue remained flat at $183 million compared to the same period last year. Comparable store sales decreased 6.8%.

For the twelve months ended September 30, 2003, total revenues decreased 1.3% to $786 million from $796 million for the same period last year. Comparable store sales for the twelve-month period decreased 9.9% compared to the prior year.

Joe McGuire, Chief Financial Officer, said “We previously announced an initiative during August and September to reduce the amount of discontinued and open box inventory from 17% to less than 10% of inventory. We expected to negatively impact gross profit as a result of this initiative in the amount of $2 to $3 million. While we did achieve our goal of getting our discontinued to less than 10%, it cost more than twice our estimate in reduced gross profit to achieve, the negative impact to gross margin was almost $8 million.”

“As a result of this we are increasing our expectations of our net loss by the amount of this difference, or about $5 million. Previously, we had announced expectations of a net loss for the September quarter of between $4 and $5 million. Today we are changing that range of our expected net loss to between $9 and $10 million, and expect EPS in the range of negative $0.38 to $0.43.”

Jeffrey Stone, President and Chief Executive Officer, said, “The process of reducing our discontinued and open box inventory was a painful one from a gross margin perspective, but we are excited that we have put our inventory investment in its most productive position in many years, and are aggressively re-investing those dollars back into higher growth, higher yield categories.”

McGuire went on to say, “We continued to improve both our debt and inventory positions during the quarter. Outstanding borrowings on our credit facility will finish at approximately $48 million, and inventory declined by over $7 million during the quarter, to finish at just under $126 million. Both numbers are better than plan. Average inventory per store has declined by 9% for this September compared to last year.”

“We worked with our lenders and amended our credit agreement to eliminate the one remaining financial covenant within our $110 million revolving line of credit. In return for this we increased the fixed reserve in the borrowing base calculation from $5 to $11 million. This change enabled us to be aggressive with our discontinued inventory program, and also provides us greater flexibility through the remainder of the agreement.”

McGuire continued, “For the December 2003 quarter, we are planning operating expenses based on flat sales expectations, but we will buy inventory to support a 4% – 5% increase in comp store sales. Our one-year comp trend supports a flat to slightly negative comp for the December quarter while the two-year trend supports a modestly positive comp.”

The company plans to release earnings for the quarter on Tuesday, November 25, 2003 at 8:00am EST. There will be a conference call to discuss the release at 10:30am EST that same day. The press release will be available for viewing or download at our investor relations’ website, www.twtr.com after 8:00am on Tuesday, November 25, 2003. A live webcast of the call will be available. To access the webcast, logon at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session with institutional owners. The conference call will be available for playback until Monday, December 1, 2003 at 5:00pm.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a specialty retailer of mid- to high-end audio and video consumer electronics products. The Company’s fiscal 2003 revenues were $786 million. Tweeter was named “Consumer Electronics Retailer of the Year” four out of the past seven years by Audio-Video International, “1999 Retail Leader” by TWICE, and awarded Dealerscope’s 1999 Dealer’s Pride award. Tweeter Home Entertainment Group, Inc. now operates 174 stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The Company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s website at www.twtr.com.

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For further information, contact Kate Monaghan at (781) 830-3324; fax (781) 830-3223 or email at kmonaghan@twtr.com.

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Certain statements and projections contained in this press release, including, without limitation, statements containing the words “expects,” “plans,” “anticipates,” “believes,” or words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including risks associated with the accuracy of projecting a loss between $9 million and $10 million and earnings per share of negative $0.38 to $0.43 for the September 2003 quarter, risks associated with planning operating expenses for the December 2003 quarter based on flat sales increases while planning inventory levels based on a 4% to 5% comparable store sales increase and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 17, 2002 (copies of which may be accessed through the SEC’s web site at http:\\www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements projections.